Exhibit 10.7

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into on the 5th day of August, 2019 and is effective as of the 10th day of August, 2019, between VIVI HOLDINGS, INC., a Delaware corporation (the “Company”), whose address is 951 Yamato Road, Suite 101, Boca Raton, Florida 33431 and Gaston Pereira, an individual, whose address is listed below his signature (“Employee”).

BACKGROUND

WHEREAS, the Company desires to hire the Employee;

WHEREAS, Employee desires to be hired by the Company and understands this Agreement and acknowledges that he has been given a fair opportunity to discuss it with an attorney.

NOW, THEREFORE, in consideration of the representations, covenants and promises contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Employee, each intending to be legally bound, agree as follows:

TERMS

1.                  Background. The Background statements set forth above are true and correct and are incorporated into this Agreement.

2.                  Term of Employment. The Company hereby employs Employee as its Chief Executive Officer to perform the duties described in Section 3 and Employee hereby accepts such employment by the Company, on the terms and conditions herein contained and subject to the policies and procedures adopted by the Company from time to time, for a term of one year commencing on August 10th, 2019 (the “Term”).

3.                  Duties.

A.                General Duties. As Chief Executive Officer of the Company, Employee will have general responsibility for the oversight of the Company and such other powers and duties customary to such position. Employee shall perform his duties and obligations hereunder diligently and faithfully, and with Employee’s application of his abilities, skills and judgment and in accordance with ethical and professional standards.

B.                 Additional Activities. Employee agrees that during the Term of this Agreement she shall not: (i) engage in other business activities of any kind which would give rise to a conflict of interest for Employee with respect to his duties and obligations to the Company and under this Agreement, (ii) directly or indirectly, engage in any activities which may damage the business of the Company or which may adversely affect the goodwill, reputation or business relations of the Company with its customers, the public generally or with any of its other employees. Notwithstanding the foregoing or any other provision of this Agreement or any Company policy, Employee may freely engage in any capacity in any other professional, academic, civic or other activity, including, without limitation, as an investor, director or advisor, which activity does not create a conflict of interest with his duties to the Company or harm the reputation or business of the Company.

4.                  Compensation. The Company shall pay Employee a base monthly salary of $15,000.00 per month (the “Compensation”).

(a)	Bonus - Employee will be eligible to participate in a bonus program commensurate with employee’s performance and the profitability of the Company should the Company Board of Directors implement a bonus program. All determinations of the payment and amounts of a bonus, if awarded, shall be at the sole discretion of the Company’s Board of Directors, based upon the recommendations given to the Board by the managers of the Company. The Board may amend and change the bonus program at any time in its sole discretion. In the event the Board of Directors implements a bonus program, notwithstanding the Employee will be eligible to participate, does not mean that any bonus award will necessarily be granted to Employee. Any such bonus grant is completely at the discretion of the Board of Directors.
(b)	Equity Incentive Plan. Employee will be eligible to participate in the 2018 Equity Incentive Plan (the “Plan”) should the Company Board of Directors approve participation in the plan. All determinations of any award under the Plan, if awarded, shall be at the sole discretion of the Company’s Board of Directors. The Board may amend and change the Plan at any time in its sole discretion. In the event the Board of Directors implements a Plan, notwithstanding the Employee will be eligible to participate, does not mean that any award under the Plan will necessarily be granted to Employee. Any such Plan award is completely at the discretion of the Board of Directors.
(c)	Stock Grant. Employee hereby is granted 300,000 shares of the common stock of the Company.

5.                  Benefits. During the Term, Employee shall have the ability to participate in the benefits, adopted by the Company for its employees similarly situated to Employee, such as health (the “Benefits”). Presently, the Company pays fifty percent (50%) of an employee’s health insurance. The Employee shall be entitled to take vacation days, and sick/personal days in each calendar year as determined by Company policy.

6.                  Relocation. The Company agrees to reimburse Executive for all reasonable and verifiable moving expenses that are incurred and paid by Executive in moving furniture, personal effects and vehicles to any temporary or permanent housing or living quarters that Executive may secure in Florida, in an amount not exceeding, in the aggregate, the sum of $25,000. Until the time of Executive’s relocation, the Company agrees to reimburse Executive for travel expenses to Company offices.

7.                  Reimbursement of Expenses. During the Term, the Company may reimburse Employee for all preapproved ordinary and necessary business expenses, incurred by him in connection with the performance of his responsibilities and duties hereunder. Reimbursement of any such expenses subject to submission by Employee to the Company of vouchers itemizing such expenses in a form satisfactory to the Company, properly identifying the nature, amount and business purpose of any such expenditure, in accordance with the then current policies established by the Manager.

8.                  Termination.

A.                With Cause. This Agreement may be terminated by the Company “for cause”, subject to the cure period as specified below, in any of the following circumstances:

(i)                 Employee commits any act or acts of fraud, misappropriation or dishonesty related to his service at the Company;

(ii)               Employee intentionally fails to perform his duties or obligations or Employee violates any provision of this Agreement, including, but not limited to, the restrictive covenants;

(iii)             Employee violates any other agreement between the Company and Employee or for the benefit of Company or otherwise fails to comply with the standards, directions, policies and regulations of the Company which in either case has material harm to the Company;

(iv)             Employee is convicted, pleads guilty to, or pleads no contest to a felony crime or any crime involving dishonesty, fraud or violence in any state or federal court within the United States; or

(v)               Employee engages in any illegal or inappropriate activity which, in the sole and absolute discretion of the Company, is detrimental to the reputation, goodwill or business operations of the Company or which reflects adversely upon, or has an adverse impact on, the Company.

The Company agrees to provide the Employee with written notice of the for cause circumstances and provide the Employee with a cure period of 5 days to correct the deficiency as noted by the Company. Should the Employee fail to cure the for cause deficiency within said 20 day period, then a termination by the Company for cause under this Section 8.A shall be effective immediately after the expiration of the cure period set forth in the foregoing sentence without further notice to Employee.

B.                 Without Cause. The Employee’s Term of employment may be terminated by the Company for any reason or no reason, to be effective upon thirty (30) days prior written notice given by the Company to Employee. However, in the first ninety (90) days, Employee’s Term of employment may be terminated by the Company for any reason or no reason, to be effective immediately upon written notification to Employee.

C.                 Event of Disability. If, during the Term, Employee shall be unable to perform the material parts of Employee’s duties (a) for a period exceeding ninety (90) consecutive calendar days, or (b) for a total of one hundred eighty (180) non-consecutive calendar days during any period of twelve (12) consecutive months, by reason of illness or incapacity as determined by a physician mutually acceptable to the Company and Employee (either referred to herein as an “Event of Disability”), the Employee’s Term of employment may be terminated by the Company. A termination by the Company under this Section 8.A shall be effective immediately upon the date set forth in a written notice of termination delivered by the Company to Employee.

D.                Death. The Employee’s Term of employment shall immediately terminate upon the date of the death of Employee.

9.                  The Party’s Rights on Termination.

A.                No Further Compensation. Upon termination as set forth in Section 7, Employee shall not be entitled to any further compensation or benefits.

B.                 Severance. No severance will be due under this Agreement.

C.                 Full Settlement. The payments provided under this Agreement are in full settlement of any claims Employee may have against the Company arising out of Employee’s termination, including, but not limited to, any claims for discrimination or wrongful discharge; provided, however, any rights or obligations of the parties under any other agreement or plan, such as any pension, stock option, shareholder or other plan or agreement shall be governed by such other plan or agreement.

10.              Employee’s Duty of Loyalty and Fiduciary Obligations. Employee has a fiduciary obligation to the Company, which requires Employee to exercise due diligence and good faith in any dealings which may affect the Company and to always act in the Company’s best interests. During the Term, Employee shall not engage in any transaction or other act which could be detrimental to the Company, beneficial to any of the Company’s competitors, or which could otherwise constitute a conflict of interest. During the Term, Employee shall devote Employee’s efforts and ability on a full-time basis to the Company. Employee shall not “freelance” or otherwise sell any product or perform any service competitive with any product or service offered by the Company, on a full time, part time, or any other basis, other than for the Company. This shall not apply to services performed by Employee, without compensation, for any bona fide nonprofit, charitable, civic, religious, or community organization so long as such services do not constitute a conflict of interest or violate other provisions of this Agreement.

11.              Representations of Employee. Employee represents and warrants to the Company that he is not subject to any restriction or non-competition covenant in favor of a former employer or any other person or entity, and that the execution of this Agreement by Employee and her provision of services to the Company and the performance of her obligations hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity. Further, Employee agrees to indemnify the Company for any claim, including but not limited to attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter have against the Company based upon any noncompetition agreement, invention or secrecy agreement between Employee and such third party.

12.              Covenant Not to Solicit or Compete.

A.                No Solicitation. The Employee shall not, during the Employment Term and the twenty four (24) month period following the Employment Term (the “Restriction Period”) directly or indirectly, solicit, entice, persuade, induce or cause any employee, officer, manager, director, consultant, agent or independent contractor of the Company to terminate his, her or its employment, consultancy or other engagement by the Company to become employed by or engaged by any individual, entity, corporation, partnership, association, or other organization (collectively, “Person”) other than the Company, or approach any such employee, officer, manager, director, consultant, agent or independent contractor for any of the foregoing purposes, or authorize or assist in the taking of any of such actions by any Person.

B.                 Prohibited Actions. The Employee shall not, during the Restriction Period, directly or indirectly, solicit, entice, persuade, induce or cause:

(1)               any Person who either was a customer of the Company at any time during the Employment Term or is a customer of the Company at any time during the Restriction Period; or

(2)               any lessee, vendor or supplier to, or any other Person who had or has a business relationship with, the Company at any time during the Employment Term or the Restriction Period;

(the Persons referred to in items (i) and (ii) above, collectively, the “Prohibited Persons”) to enter into a business relationship with any other Person for the same or similar services, activities or goods that any such Prohibited Person purchased from, was engaged in with or provided to, the Company or to reduce or terminate such Prohibited Person’s business relationship with the Company; and the Employee shall not, directly or indirectly, approach any such Prohibited Person for any such purpose, or authorize or assist in the taking of any of such actions by any Person.

C.                 Terms. For purposes of this Section 11, the terms “employee”, “consultant”, “agent”, and “independent contractor” shall include any Persons with such status at any time during the three (3) months preceding any solicitation in question.

D.                Referrals. Nothing in this Section 11 shall be interpreted as prohibiting the Employee from referring business to a consultant, agent, lessee, vendor or supplier of the Company so long as the consultancy or other engagement with the Company is not adversely affected thereby.

E.                 Non-Competition. Except as otherwise provided in this Agreement, the Employee shall not, anywhere within the Restricted Territory, as hereinafter defined, directly or indirectly, alone or in association with any other Person, directly or indirectly, (i) acquire, or own in any manner, any interest in any Person that engages in the Business or that engages in any business, activity or enterprise that competes with any aspect of the Business, or (ii) be interested in (whether as an owner, director, officer, partner, member, lender, shareholder, vendor, consultant, employee, advisor, agent, independent contractor or otherwise), or otherwise participate in the management or operation of, any Person that engages in any business, activity or enterprise that competes with any aspect of the Business. For purposes hereof, Restricted Territory shall mean the World.

13.              Protection of Confidential Information. The Employee acknowledges that prior to the Employment Date the Employee has had access to, and during the course of the Employee’s employment hereunder will have access to, significant Confidential Information (defined below). During the Restriction Period, (i) the Employee shall maintain all Confidential Information in strict confidence and shall not disclose any Confidential Information to any other Person, except as necessary in connection with the performance of the Employee’s duties and obligations under this Agreement, or as the Employee may be compelled to disclose by law and (ii) the Employee shall not use any Confidential Information for any purpose whatsoever except in connection with the performance of the Employee’s duties and obligations under this Agreement.

For purposes of this Agreement, “Confidential Information” shall mean any and all information pertaining to the Company and the Business, whether such information is in written form or communicated orally, visually or otherwise, that is proprietary, non-public or relates to any trade secret, including, but not limited to, (i) information, observations and data obtained by the Employee while employed by the Company concerning the Business, (ii) products or services, (iii) fees, costs and pricing structures, (iv) designs, (v) analyses, (vi) drawings, photographs and reports, (vii) computer software, including operating systems, applications and program listings, (viii) flow charts, manuals and documentation, (ix) data bases, (x) accounting and business methods, (xi) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xii) customers, suppliers, clients and customer, supplier and client lists, (xiii) other copyrightable works, (xiv) marketing plans and trade secrets, and (xv) all similar and related information in whatever form. Notwithstanding the foregoing, “Confidential Information” shall not include information that (i) is or becomes generally available to, or known by, the public through no fault of the Employee, or (ii) is independently acquired or developed by the Employee without violating any of her obligations under this Agreement.

14.              Inventions. The Employee shall disclose promptly to the Company any and all conceptions and ideas for inventions, improvements, and valuable discoveries, whether patentable or not, which are conceived or made by the Employee solely or jointly with another during the period of employment or within one (1) year thereafter and which are related to the business or activities of the Company. The Employee hereby assigns and agrees to assign all her interest therein to Company or its nominee. Whenever requested by the Company, the Employee shall execute any and all applications, assigns or other instruments that the Company shall deem necessary to apply for and obtain Letters of Patents of the United States or any foreign country or to otherwise protect the Company’s interest therein. These obligations shall continue beyond termination of employment with respect to inventions, improvements and valuable discoveries, whether patentable or not, conceived, made or acquired by the Employee during the period of employment or within one year thereafter, and shall be binding upon the Employee’s heirs, assigns, executors, administrators and other legal representatives.

15.              Return of Property. All correspondence, reports, charts, products, records, designs, patents, plans, manuals, sales and marketing material, memorandum, advertising materials, customer lists, distributor lists, vendor lists, telephones, beepers, portable computers, and any other such data, information or property collected by or delivered to the Employee by or on behalf of the Company, their representatives, customers, suppliers or others and all other materials compiled by the Employee which pertain to the business of the Company shall be and shall remain the property of the Company and shall be delivered to the Company promptly upon its request at any time and without respect upon completion or other termination of the Employee’s employment hereunder for any reason.

16.              Representations of the Employee. The Employee represents and warrants to the Company that he is not subject to any restriction or non-competition covenant in favor of a former employer or any other person or entity, and that the execution of this Agreement by the Employee and her provision of services to the Company and the performance of her obligations hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity. Further, the Employee agrees to indemnify the Company for any claim, including but not limited to attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter have against the Company based upon any noncompetition agreement, invention or secrecy agreement between the Employee and such third party.

17.              Certain Additional Agreements.

A.                Legitimate Interest. The Employee agrees that it is a legitimate interest of the Company and reasonable and necessary for the protection of the goodwill and business of the Company, which are valuable to the Company, that the Employee make the covenants contained in Sections 11, 12, 13, 14 and 15 (the “Selected Covenants”).

B.                 Fair and Reasonable. The parties acknowledge that (i) the type and periods of restriction imposed in the Selected Covenants are fair and reasonable and are reasonably required to protect and maintain the proprietary and other legitimate business interests of the Company, as well as the goodwill associated with the Business conducted by the Company, (ii) the Business conducted by the Company extends throughout the United States, and (iii) the time, scope, geographic area and other provisions of the Selected Covenants have been specifically negotiated by sophisticated commercial parties represented by experienced legal counsel.

C.                 Illegality. In the event that any covenant contained in this Agreement, including, without limitation, any of the Selected Covenants shall be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, (i) such covenant shall be interpreted to extend over the maximum period of time for which it may be legal, valid and enforceable, as applicable, and/or over the maximum geographical area as to which it may be legal, valid and enforceable, as applicable, and/or to the maximum extent in all other respects as to which it may be legal, valid and enforceable, as applicable, all as determined by such court making such determination, and (ii) in its reduced form, such covenant shall then be legal, valid and enforceable, as applicable, but such reduced form of covenant shall only apply with respect to the operation of such covenant in the particular jurisdiction in or for which such adjudication is made. It is the intention of the parties that such covenants shall be enforceable to the maximum extent permitted by applicable law.

18.              Specific Performance. The Employee acknowledges that any breach or threatened breach of the covenants contained in the Selected Covenants will cause the Company material and irreparable damage, the exact amount of which will be difficult to ascertain and that the remedies at law for any such breach or threatened breach will be inadequate. Accordingly, the Employee agrees that the Company shall, in addition to all other available rights and remedies (including, but not limited to, seeking such damages as either of them can show it has sustained by reason of such breach), be entitled to specific performance and injunctive relief in respect of any breach or threatened breach of any of the Selected Covenants, without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law or irreparable harm.

A.                Notwithstanding anything to the contrary in this Agreement to the contrary, in the event the Company is declared to have been in material default of this Agreement by final arbitration in a forum selected by the parties or final adjudication in any court, Section 11 of this Agreement shall terminate and not be operative for any period of time thereafter.

19.              Survivability of Provisions. The provisions of Section 11 through Section 17 of this Agreement shall survive the termination of this Agreement by either party, and shall apply to any other services provided by Employee whether as an independent contractor and/or through an agency relationship with the Company.

20.              Jurisdiction, Venue, Governing Law. Personal jurisdiction over the parties may be properly exercised, and exclusive venue for any action arising out of or related to this Agreement shall be in the state and federal courts of Palm Beach County, Florida. Florida law shall govern the validity, construction, enforcement of, and all other matters relating to this Agreement, including the remedies available for its breach.

21.              Severability. If a court of competent jurisdiction determines that any provision of this Agreement is too broad or extensive to permit enforcement to its full extent, then any such provision shall be enforced to the maximum extent permitted by Florida law. A judicial determination regarding the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the remaining provisions of this Agreement, which shall continue to be given full force and effect.

22.              Attorneys’ Fees. In the event of legal proceedings arising from a breach or threatened breach of this Agreement, including any of the representations, warranties, covenants or promises contained in this Agreement, the prevailing party shall be entitled to recover, in addition to any other remedy, its fees and costs including, but not limited to fees and costs of attorneys, investigators, experts and paralegals and costs pre-litigation, appeal, bankruptcy, and collection.

23.              Miscellaneous. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, and legal representatives; provided, however, that the rights, duties, and obligations of Employee under this Agreement are personal and cannot be delegated, assigned, or otherwise transferred by Employee without the prior written consent of the Company. Any failure by either party to comply with any provision of this Agreement may be waived, but only if such waiver is in writing and signed by the other party. Any failure to insist upon or enforce compliance with any provision of this Agreement shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.

24.              Headings/Gender. Descriptive headings are for convenience only and shall not affect the meaning or construction of any provision of this Agreement. Whenever the context of this Agreement shall so require, the singular shall include the plural, the male gender shall include the female gender and neuter and vice versa.

25.              Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if hand delivered, sent by Federal Express or comparable overnight carrier, or sent by registered or certified U.S. Mail, return receipt requested, to address for the applicable party set at the beginning of this Agreement.

26.              Entire Understanding. This Agreement constitutes the entire understanding between the parties with respect to the subject matter of this Agreement and supersedes any prior or contemporaneous discussions, representations, or agreements, whether such representations or agreements were oral or written or express or implied. This Agreement may not be amended or modified except by a writing signed by both Employee and the Company.

27.              Interpretation. This Agreement is the result of negotiations between the parties, who were each given the opportunity to fully review this Agreement and consult the services and advice of an attorney. This Agreement shall not be construed more strictly against the Company simply because it or its attorney was the party responsible for its preparation. The provisions of this Agreement shall be construed as an agreement independent of the other terms of employment with the Company. A breach of any material provision of this Agreement (including without limitation Section 10 through Section 13 shall be grounds for immediate dismissal by the Company for cause. The existence of any claim or cause of action by Employee against the Company shall not constitute a defense to the enforcement by the Company of Section 10 through Section 13.

28.              Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. The Company may assign its rights and obligations under this Agreement to any corporation, limited liability company or other entity which controls, is controlled by, or is under common control with, the Company, without Employee’s consent. In all other circumstances, the rights and obligations of the Company under this Agreement may be assigned with Employee’s consent (which shall not be unreasonably conditioned, withheld or delayed). Employee’s obligation to provide services hereunder may not be assigned to or assumed by any other person or entity to any extent whatsoever.

29.              Counterparts. This Agreement may be executed in any number of counterparts, each of which counterpart will be deemed an original and each counterpart shall be deemed one and the same instrument. An executed facsimile of this Agreement shall be deemed an original.

30.              Waiver of Jury Trial. Employee and Company knowingly, voluntarily and intentionally waive any right either may have to a trial by jury regarding any litigation based hereon or arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, statements (whether verbal or written), or actions of either party arising under this Agreement. This provision is a material inducement for Company entering into this Agreement.

[Signature Page Immediately Follows]

HAVING READ THIS AGREEMENT AND INTENDING TO BE LEGALLY BOUND BY ITS TERMS AND CONDITIONS, THE UNDERSIGNED HAS EXECUTED THIS EMPLOYMENT AGREEMENT EFFECTIVE AS OF THE DATE FIRST SET FORTH ABOVE.

VIVI HOLDINGS, INC. By: /s/ Lucas Sodré Lucas Sodré, CEO

[Additional Signature Page Immediately Follows]

EMPLOYEE REPRESENTS AND WARRANTS TO COMPANY THAT EMPLOYEE HAS READ THIS AGREEMENT AND HAD A FAIR OPPORTUNITY TO DISCUSS IT WITH AN ATTORNEY REGARDLESS OF WHETHER EMPLOYEE ACTUALLY DID RETAIN AN ATTORNEY. UPON A BREACH OF CERTAIN PROVISIONS OF THIS AGREEMENT, EMPLOYEE UNDERSTANDS THAT THIS AGREEMENT GRANTS COMPANY, AMONG OTHER THINGS, THE RIGHT TO OBTAIN AN INJUNCTION AGAINST EMPLOYEE, PLUS RECOVER ITS COSTS AND DAMAGES.

HAVING READ THIS AGREEMENT AND INTENDING TO BE LEGALLY BOUND BY ITS TERMS AND CONDITIONS, THE UNDERSIGNED HAVE EXECUTED THIS AGREEMENT EFFECTIVE AS OF THE DATE FIRST SET FORTH ABOVE.

EMPLOYEE /s/ Gaston Pereira Gaston Pereira Address: 4880 Llano Dr., Woodland Hills CA 91364